MOREOVER TECHNOLOGIES
DEVELOPMENT AND SUPPORT LICENSE AGREEMENT

     This Development and Support License Agreement (the “Agreement”) is entered into as of July 30, 2004 (“Effective Date”) by and between Moreover Technologies, Inc, (“Moreover”), a Delaware corporation with offices at 330 Pine Street, San Francisco, California 94104, and Vocus, Inc, (“Customer”), a Delaware corporation with its principal place of business at 4296 Forbes Boulevard, Lanham, Maryland 20706.

1.	Definitions

1.1.	“CI -Metabase” means an aggregation of online content and Moreover-generated metadata rendered in an XML format.

1.2.	“Integrated Product” means the CI-Metabase integrated with Customer’s software product as described in Exhibit A.

2.	Software License and Use

2.1.	License. Moreover hereby grants to Customer a non-exclusive, non-transferable license to use the CI-Metabase for the purposes of developing and demonstrating the Integrated Product, only in accordance with the terms of this Agreement. Customer shall not modify or create any derivative work of the CI-Metabase other than to combine it with Customer’s software products to create the Integrated Product.

2.2.	Limitations. Customer may not decompile or reverse engineer the CI-Metabase except to the extent that such activities may not be prohibited under applicable law. Customer may not remove or alter any proprietary notices, labels or marks placed on or in the CI-Metabase, and shall reproduce all such notices, labels and marks on any copy made by Customer. Customer shall make no distribution of the CI-Metabase to a third party, either as a stand-alone product or as Included in the Integrated Products. Both parties understand and agree that the distribution limitations set forth in this section can be superceded by the execution of a MOREOVER TECHNOLOGIES OEM AGREEMENT or a MOREOVER TECHNOLOGIES RESELLER AGREEMENT

2.3.	Title. Customer acknowledges and agrees that it is not the owner of the CI-Metabase, and that all right, title and Interest in and to the CI-Metabase, and all intellectual property rights therein, shall remain the property of Moreover or its licensors, subject to the express license granted to Customer under this Section 2. Moreover hereby reserves all rights not explicitly granted herein.

3.	License Fee and Moreover Support

3.1.	Fee. On the Effective Date and the first and second anniversaries of the Effective Date, Customer shall pay to Moreover the amount of US$10,000 to the account designated by Moreover.

3.2.	Technical Contacts. Both parties shall designate persons as their respective primary technical contacts (“Technical Contacts”). The Technical Contacts will serve as the points of contact between Customer and Moreover during the normal

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business hours of the respective parties for all matters of a technical nature related to this Agreement. Upon notice, either party may designate different persons as Technical Contacts.

3.3.	Additional Technical Assistance. Moreover shall answer questions from Customer in a reasonably prompt manner regarding the use and operation of the CI-Metabase and provide to Customer reasonable ongoing technical assistance regarding the CI-Metabase to assist Customer to develop the Integrated Product, with such assistance to be at a level and of a quality at least consistent with industry standards.
4.	Term and Termination
4.1.	Termination. This Agreement shall be co-terminus with the Reseller Agreement.

4.2.	Termination for Breach. If either party materially breaches any of Its obligations and falls to remedy the breach within 10 days after notice thereof by the other party, then the other party may terminate this Agreement at the end of that 10-day period. No refunds will be made to the party that has breached by the other party.

4.3.	Effect of Termination or Expiration. Upon termination (other than for breach by Moreover), Customer shall cease use of the CI-Metabase and at Moreover’s option destroy or return to Moreover all Confidential Information or copies of Confidential Information, including but not limited to the CI-Metabase and all copies thereof. The following provisions survive termination or expiration of this Agreement: Sections 2.3 (Title), 4 (Term and Termination), 6 (Warranty and Disclaimer), 7 (Indemnification and Limitation of Liability) and 8 (General Provisions).

4.4.

5.	Private Labeling. Moreover will not disclose to third parties that it is affiliated with Reseller in the relationship set forth herein.

6.	Warranty and Disclaimer. Customer understands that the CI-Metabase may contain design errors and other defects, and that there is no guarantee that such errors and other defects will be corrected. Further, Customer understands that errors may occur as a result of efforts to integrate the CI-Metabase with other software products. FOR THE FOREGOING REASONS, EXCEPT AS OTHERWISE PROVIDED HEREIN, THE CI-METABASE AND ANY ACCOMPANYING DOCUMENTATION ARE PROVIDED “AS IS.” MOREOVER AND ITS LICENSORS HEREBY DISCLAIM ALL WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING THE FOREGOING, MOREOVER EXPRESSLY REPRESENTS AND WARRANTS THAT NEITHER THE CI-METABASE NOR THE INTEGRATED PRODUCT (TO THE EXTENT THAT THE INTEGRATED PRODUCT: (a) INCORPORATES ALL OR PART OF THE CI-METABASE, AND/OR (b) PROVIDES OR REPRODUCES IN WHOLE OR IN PART ANY CONTENT OF ANY KIND OWNED OR LICENSED BY ANY THIRD PARTY) INFRINGES ANY COPYRIGHT OR ANY OTHER INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

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7.	Indemnification and Limitation of Liability. Moreover agrees to indemnify, defend and hold harmless Customer from and against any and all damages, costs, and expenses of any kind (including without limitation reasonable attorneys’ fees) resulting from, arising out of or relating to any claim, suit, action, proceeding resulting from, arising out of or relating to any allegation that the use of the CI-Metabase and/or the Integrated Product infringes any copyright, patent, or other intellectual property or proprietary right of any third party where Customer’s software product alone would not have given rise to such a claim. EXCLUSIVE OF THE FOREGOING INDEMNIFICATION OBLIGATION, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY ARISING OUT OF THIS AGREEMENT, WHETHER FOR BREACH OF CONTRACT OR TORT OR OTHERWISE, SHALL NOT EXCEED US$10,000 IN THE FIRST YEAR OF THE AGREEMENT, US$20,000 IN THE SECOND YEAR OF THE AGREEMENT, AND US$30,000 IN THE THIRD YEAR OF THE AGREEMENT. EXCLUSIVE OF MOREOVER’S INDEMNIFICATION OBLIGATIONS, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOSS OF DATA, LOST PROFITS, COST OF COVER OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, REGARDLESS OF THE CAUSE OR THE THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.	General Provisions

8.1.	Independent Contractors. The parties hereto are independent contractors, and neither party is an employee, agent, partner or joint venturer of the other.

8.2.	Governing Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the state courts in San Francisco, California and federal courts in the Northern District of California, and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts.

8.3.	Notices. Any notice required or permitted by this Agreement will be in writing and will be sent by prepaid, registered or certified mall, return receipt requested, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

8.4.	Export Restrictions. The CI-Metabase may be subject to export controls under the U.S. Export Administration Regulations and other U.S. laws. Customer agrees to comply with all legal requirements established under these controls, to cooperate fully with Moreover in any audit relating to these controls, and to not export, re-export, divert, transfer or disclose, directly or indirectly (“Export”), the CI-Metabase to any country or any national or resident thereof that the U.S. government determines is a country or end user to which such Export is restricted without obtaining the prior written authorization of Moreover and the applicable U.S. government agency.

8.5.	Force Majeure. Nonperformance of either party will be excused to the extent that performance is rendered Impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

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8.6.	Assignment and Binding Effect. Neither party shall assign any of its rights, obligations, or privileges (by operation of law or otherwise) hereunder without the prior written consent of the other party, provided that either party may assign its rights under the Agreement, with written notice to the other party, to an affiliate under common control with the assigning party, or in the event of merger, reorganization or acquisition of all or substantially all of its assets. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any attempted assignment in violation of this section shall be void. In any case, any permitted assignee shall expressly agree in writing to be bound by all of the terms and conditions of this Agreement and a permitted assignment shall not release the assignor from its obligations under this Agreement.

8.7.	Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.

8.8.	No Waiver. The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.

8.9.	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and merges all prior discussion between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless set forth in writing signed by officers of both parties hereto.

8.10.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

     IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first set forth above.

MOREOVER TECHNOLOGIES, INC.		VOCUS, INC.

By:	/s/ James Pitkow	By:	/s/ Steve Vintz

Name/Title: James Pitkow, CEO		Name/Title: Steve Vintz, CFO

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Exhibit A

Integrated Product Description

Vocus on-demand software is a suite of products that provide media, government and grassroots contact management; electronic message distribution, news monitoring, reporting and analytics; document management; legislation tracking; online newsrooms and advocacy sites; and other functions for the management of public relations and government relations.

The Moreover CI-Metabase is a database of aggregated real-time news, business information and current awareness. Content is continually harvested from thousands of online sources, reviewed and ranked for quality by an editorial staff. Articles are categorized by topic and enriched with descriptive metadata fields. The CI-Metabase is available to Reseller via an API that can be accessed up to every five minutes. An updated list of Moreover source sites can be found at the following URL using the username “guest” and the password “gazzub8”; http://w. moreover. com/categories/prof_source_list/ index.html

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